EXHIBIT 99.1

American Achievement Corporation and AAC Group Holding Corp.
Amend Consent Solicitations

AUSTIN, TX, JUNE 27, 2008 – American Achievement Corporation (“American Achievement”) and its immediate parent company, AAC Group Holding Corp. (“Holdings”, and together with American Achievement, the “Companies”), each announced today it is amending its previously announced consent solicitations (together the “Consent Solicitations”) with respect to proposed amendments to, in the case of American Achievement, the indenture, dated March 25, 2004, with respect to American Achievement's outstanding 8.25% Senior Subordinated Notes due 2012 (CUSIP No. 02369AAE8) (the “8.25% Notes”), and, in the case of Holdings, the indenture, dated November 16, 2004 with respect to Holdings’ outstanding 10.25% Senior Discount Notes due 2012 (CUSIP No. 000305AB8) (the “10.25% Notes” and together with the 8.25% Notes, the “Notes”), and each has distributed a supplement, dated as of the date hereof (each a “Supplement” and together, the “Supplements”), to its respective consent solicitation statement dated June 9, 2008.

Each Company has amended the terms of its respective Consent Solicitation as follows:

The expiration date has been extended to 5:00 P.M., New York City time, on July 15, 2008, unless further extended.

A new consent date of 5:00 P.M., New York City time, on July 3, 2008 has been established (as such date may be extended, the “New Consent Date”). All holders who validly deliver consents on or prior to the New Consent Date, including all holders who validly delivered consents prior to the date of the Supplements, shall be eligible to receive the consent fee equal to $5 for each $1,000 principal amount of 8.25% Notes held or $5 for each $1,000 of principal amount at maturity of 10.25% Notes held, as applicable.

The redemption amendment has been amended to increase the redemption price of the Notes. Pursuant to the applicable amended Consent Solicitation, American Achievement will be required to redeem all outstanding consenting 8.25% Notes at a redemption price in cash equal to 102.3125% of the aggregate principal amount of the consenting 8.25% Notes plus accrued and unpaid interest, if any, to but not including the date of the consummation of the Transaction (as defined below), and Holdings will be required to redeem all outstanding consenting 10.25% Notes at a redemption price in cash equal to 102.8125% of the aggregate principal amount at maturity of the consenting 10.25% Notes plus accrued and unpaid interest, if any, to but not including the date of the consummation of the Transaction.

Pursuant to a previously announced Stock Purchase Agreement, dated May 15, 2008 (the “Stock Purchase Agreement”), among Herff Jones Inc. (the “Buyer”), American Achievement Group Holding Corp. (“AAGHC”) and the holders of all of AAGHC’s equity securities, such equity holders have agreed to sell all of the equity in AAGHC to the Buyer (the “Transaction”).  AAGHC is the parent company of the Companies.  The Transaction is subject to regulatory approvals and customary and other closing conditions, and no assurances are given that it will be consummated.

All other material terms of the Consent Solicitations remain unchanged. Each Consent Solicitation is being made solely pursuant to the relevant consent solicitation statement, as supplemented by the relevant Supplement.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein.  The Companies are conducting the Consent Solicitations in reliance upon one or more exemptions from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering.  To the extent the Consent Solicitations are deemed offerings of securities, any securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About the Companies

Holdings is the parent company of American Achievement.  American Achievement is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as ArtCarved®, Balfour®, Keepsake®, and Taylor Publishing, American Achievement’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products, achievement publications and affinity jewelry through in-school and retail distribution.

Media Contact:
Anna Cordasco/Brooke Morganstein/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080

Statements in this press release regarding the expected closing of the transaction are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statement is subject to various risks and uncertainties that could cause the transaction not to be consummated. Neither AAC and American Achievement or any of their affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.